UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2022

PARSONS CORPORATION

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-07782	95-3232481
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 Trinity Parkway, #300, Centreville, VA		20120
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 988-8500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1 par value	PSN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 14, 2022 (the “Closing Date”), the Company entered into a $350,000,000 unsecured delayed draw term loan with an increase option of up to $150,000,000 (“2022 Delayed Draw Term Loan”) evidenced by an unsecured credit agreement (the “2022 Delayed Draw Term Loan Agreement”), among the Company, as borrower, Parsons Environment & Infrastructure Group Inc., a Delaware corporation (“Environment & Infrastructure”), Parsons International Limited, a Delaware corporation (“International”), PTSI Managed Services Inc., a California corporation (“PTSI”), Parsons Transportation Group Inc., an Illinois corporation (“PTG”), Parsons Secure Solutions, Inc., a Virginia corporation (“PSSI”), and Parsons Government Services Inc., a Nevada corporation (“PGS” and, together with Environment & Infrastructure, International, PTSI, PTG, and PSSI, the “Subsidiary Guarantors”), the several banks and other financial institutions party thereto (the “DDTL Lenders”), and Bank of America, N.A., as administrative agent for the DDTL Lenders (in such capacity, the “DDTL Agent”).  The 2022 Delayed Draw Term Loan may be borrowed in a single draw during the period from and including the Closing Date to the earlier to occur of (a) the date of termination of the 2022 Delayed Draw Term Loan by the Company pursuant to the terms of the 2022 Delayed Draw Term Loan Agreement and (b) six (6) months following the Closing Date. Proceeds of the 2022 Delayed Draw Term Loan Agreement may be used (a) to pay off in full, or partially payoff, the Company’s existing Senior Notes, (b) to prepay revolving loans outstanding under the Revolving Credit Agreement (as defined below), or (c) for working capital, capital expenditures and other lawful corporate purposes. No amounts were funded under the 2022 Delayed Draw Term Loan Agreement on the Closing Date

The 2022 Delayed Draw Term Loan has a three-year maturity and permits the Company to borrow in U.S. dollars.  The 2022 Delayed Draw Term Loan does not require any amortization payments by the Company. Depending on the Company’s consolidated leverage ratio (or debt rating after such time as the Company has such rating), borrowings under the 2022 Delayed Draw Term Loan Agreement will bear interest at either an adjusted Term SOFR benchmark rate plus a margin between 0.875% and 1.500% or a base rate plus a margin of between 0% and 0.500% and will initially bear interest at the middle of this range.  The Company will pay a ticking fee on unused term loan commitments at a rate of 0.175% commencing with the date that is ninety (90) days after the Closing Date.

Amounts outstanding under the 2022 Delayed Draw Term Loan Agreement may be prepaid at the option of the Company without premium or penalty, subject to customary breakage fees in connection with the prepayment of benchmark rate loans.

The 2022 Delayed Draw Term Loan Agreement contains affirmative, negative, and financial covenants customary for financings of this type, including among other things, limitations on certain other indebtedness, loans and investments, liens, mergers, asset sales and transactions with affiliates.  Certain negative and financial covenants will be adjusted in favor of the Company upon such date as the Company’s existing Senior Notes are either amended to conform to the corresponding terms and provisions of 2022 Delayed Draw Term Loan Agreement or repaid in full and terminated.  In addition, the 2022 Delayed Draw Term Loan contains customary events of default.

In connection with the execution of the 2022 Delayed Draw Term Loan Agreement, the Company entered into that certain First Amendment to Credit Agreement (the “Revolving First Amendment”), among the Company, as borrower, the Subsidiary Guarantors, the several banks and other financial institutions party thereto (the “Revolving Lenders”), and Bank of America, N.A., as administrative agent for the Revolving Lenders (in such capacity, the “Revolving Agent”), which amends that certain Credit Agreement, dated as of June 21, 2021 (as amended by the Revolving First Amendment, the “Revolving Credit Agreement”), to, amongst other things, (i) permit the 2022 Delayed Draw Term Loan Agreement and any 2022 Delayed Draw Term Loans and (ii) make other conforming and ministerial updates within the Revolving Credit Agreement (e.g., updating the interest rates from adjusted LIBOR to adjusted Term SOFR).

Item 1.02Termination of Material Definitive Agreement

The disclosure required by this item regarding the termination of a prior credit facility is included in Item 1.01 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 and is incorporated by reference herein.

Item 9.01Financial Statements and Exhibits

(d) Exhibits:

The following exhibits are furnished as part of this Report

99.1	Form of the 2022 Delayed Draw Term Loan Agreement with exhibits, dated September 14, 2022 as described in Section 1.01.

99.2	Form of the First Amendment to Credit Agreement with exhibits, dated September 14, 2022 as described in Section 1.01.

104Cover Page Interactive Data File (embedded within the Inline XBRL document)

The information disclosed pursuant to Items 9.01 of this Current Report on Form 8-K, including the exhibit, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Parsons Corporation

Date: September 19, 2022	By:	/s/ Michael R. Kolloway
Michael R. Kolloway
Chief Legal Officer

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